Exhibit 14.d

INDEPENDENT AUDITORS' CONSENT


We consent to the use in Registration Statement File No. 811-02688 on Form N-14 of Merrill Lynch Municipal Bond Fund, Inc. of our report dated September 6, 2000 for Merrill Lynch New Mexico Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Municipal Series Trust appearing in the Annual Report of the Fund for the year ended July 31, 2000, and to the references to us under the captions "COMPARISON OF THE FUNDS-Financial Highlights-NEW MEXICO FUND" and "EXPERTS", appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 23, 2001